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                                                                    EXHIBIT 99.3

                        MANAGEMENT'S ASSERTION CONCERNING
                   COMPLIANCE WITH MINIMUM SERVICING STANDARDS

                                 March 31, 2003

As of and for the year ended December 31, 2002, M&I Marshall & Isley Bank (the "Servicer") has complied, in all material respects, with the Servicer's established minimum servicing standards for the receivables being serviced for the Trust (as defined below) as set forth in Appendix I (the "Standards"). The Standards are based on the Mortgage Banker's Association of America's Uniform Single Attestation Program for Mortgage Bankers, modified to address the unique characteristics of servicing automotive retail installment contracts in accordance with the Sale and Servicing Agreement dated as of October 10, 2002 among The Bank of New York (Delaware), not in its individual capacity but solely as owner trustee of M&I Auto Loan Trust 2002-1 (the "Trust"), M&I Dealer Auto Securitization, LLC, as seller, the Servicer, and Bank One, National Association, as indenture trustee.

                                         M&I MARSHALL & ILSLEY BANK, as Servicer

                                         By: /s/ THOMAS J. O'NEILL
                                             -----------------------------------
                                         Name:   Thomas J. O'Neill
                                         Title:  Executive Vice President

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APPENDIX I

M&I MARSHALL & ILSLEY BANK'S MINIMUM SERVICING STANDARDS

I.     RECONCILIATIONS

1. Reconciliations shall be prepared on a monthly basis for all related bank clearing accounts. These reconciliations shall:
       [_]   be mathematically accurate;
       [_]   be prepared within forty-five (45) calendar days after the cutoff date;
       [_]   be reviewed and approved by someone other than the person who prepared he reconciliation; and
       [_]   document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

II.    MOTOR VEHICLE LOAN PAYMENTS

1. Motor vehicle loan payments shall be deposited into the custodial bank accounts (maintained at a federally insured depository institution in trust) and related bank clearing accounts within two business days of receipt if M&I Marshall & Ilsley Bank does not maintain the required rating.

2. Motor vehicle loan payments made in accordance with the motor vehicle loan documents shall be posted to the applicable motor vehicle loan records within two business days of receipt.

3. Motor vehicle loan payments shall be allocated to principal, interest, insurance, or taxes in accordance with the Bank's customary servicing procedures.

4. Motor vehicle loan payments identified as loan payoffs shall be allocated in accordance with the motor vehicle loan documents.

III.   DISBURSEMENTS

1. Disbursements made via wire transfer on behalf of an obligor or investor shall be made only by authorized personnel.

2. Disbursements made on behalf of an obligor or investor shall be posted within three business days to the obligor's or servicer's records maintained by the servicing entity.

3. Amounts remitted to investors per the servicer's investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

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IV.    INVESTOR ACCOUNTING AND REPORTING

1. Statements are sent on a monthly basis listing the total unpaid principal balance and pool.

V.     MOTOR VEHICLE LOAN ACCOUNTING

1. The servicing entity's motor vehicle loan records shall agree with, or reconcile to, the records of obligors with respect to the unpaid princial balance on a monthly basis.

VI.    DELINQUENCIES

1. Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).